Exhibit 99.1

Contact:	Paul Wirth, (610) 774-5997
PPL Electric Utilities

PPL Electric Utilities Requests Increase in Delivery Charge

Funding would be used to continue reliability improvements for customers

ALLENTOWN, Pa. (March 31, 2015) -- PPL Electric Utilities is requesting a delivery charge increase – the first in three years – to fund ongoing reliability improvements for its customers.

The company filed a rate request with the Pennsylvania Public Utility Commission Tuesday (3/31).

If the entire amount of the request is approved, a residential customer using 1,000 kilowatt-hours per month who does not shop for electricity supply would see bills increase from $147.31 to $157.50, or about 6.9 percent. The majority of the company’s residential customers – about 65 percent of them – use less electricity and would have a smaller increase in their monthly bills.

“Almost all of the increase we are requesting will go directly into enhancing the reliability of our electric system – reducing the number of power outages,” said Greg Dudkin, PPL Electric Utilities president. “At the same time, we are focused on operating more efficiently to make sure electric service from PPL remains a good value for our customers.”

The utility continues a major capital spending program to replace aging equipment, install new lines and substations, make the system more storm-resistant and install new technologies like smart grid.

About $4.7 billion has been invested over the past decade and the company plans to invest another $5.7 billion during the next five years to continue to renew, strengthen and modernize the delivery network that serves millions of people.

Prior investments have significantly improved reliability: On average, customers have 20 percent fewer power outages today than they did in 2007. The company estimates that the additional planned investment would result in another 20-percent improvement in reliability in the next five years.

Tree-related power outages are down 18 percent compared to the average of the previous 10 years, thanks to stepped-up line clearance activities. Trees are the main cause of power outages in storms. The rate increase request would help fund continued improvements in this area.

As outlined in the company’s PUC filing, the total increase, spread across all of the company’s 1.4 million customers, would be $167.5 million per year.

Under the proposed increase, the total bill for a commercial customer receiving generation service from PPL Electric Utilities and using 1,000 kilowatt-hours with a maximum demand of 3 kilowatts would increase from $125.17 to $131.95 per month, or by 5.4 percent.

The total bill for an industrial customer receiving generation service from PPL Electric Utilities and using 150,000 kilowatt-hours with a maximum demand of 500 kilowatts would increase from $13,366.34 to $13,524.75 per month, or 1.2 percent.

In addition – in a move that would have no impact on the amount customers pay – PPL has proposed that some fees already being paid as separate charges on customer bills be rolled into base rates. This would be completely offset by the reduction in these charges elsewhere on the bill, resulting in no increase in the total per-month charge.

If approved by the PUC, the increase would take effect on Jan. 1, 2016.

Customers may call PPL Electric Utilities at 1-800-342-5775 (DIAL-PPL) to get further information on the proposed increase or to find out what actions they may take.

PPL Electric Utilities, a subsidiary of PPL Corporation (NYSE: PPL), provides electric delivery services to about 1.4 million customers in Pennsylvania and has consistently ranked among the best companies for customer service in the United States. More information is available at www.pplelectric.com.

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